EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron, CEO
Peter Hausback, CFO
952/930-9000

Appliance Recycling Centers of America Reports Strong Second Quarter

Operating Results

Same-Store Sales Increase 5.6%, Revenues Increase 32%

Minneapolis, MN—July 31, 2008—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the second quarter of 2008 ended June 28, 2008.

Financial highlights for this period in comparison to the second quarter of 2007 include:

•                  Total revenues increased 32% to $29.9 million.

•                  ApplianceSmart® same-store sales rose 5.6% despite a difficult economic environment.

•                  Recycling revenues more than doubled to $7.3 million.

•                  Income before taxes of $1.1 million marked one of the strongest quarters in ARCA’s history.

•                  ARCA’s financial condition strengthened further in the second quarter.

Second Quarter Financial Overview

Total revenues for the second quarter of 2008 increased 32% to $29.9 million from $22.6 million in the comparable period of 2007. Operating income of $1.5 million increased 21% from $1.2 million during the same period last year. ARCA also generated net income of $837 thousand or $0.18 per diluted share in the second quarter of 2008, compared to $836 thousand or $0.19 per diluted share in the second quarter of 2007. Earnings for the current period included a tax provision of $293 thousand, mainly related to income generated from our Canadian operation, while no tax provision was recorded in the second quarter of 2007. Earnings in the second quarter of 2008 also included non-cash stock compensation expense of $0.03 per diluted share.

Same-store sales of the fourteen ApplianceSmart factory outlets that were open during the complete second quarters of 2008 and 2007 increased 5.6%, while total retail sales rose 13% to $21.2 million on a year-over-year basis, reflecting the impact of two factory outlets opened over the past year.

Second quarter recycling revenues increased 117% to $7.3 million from $3.4 million in the comparable period of 2007. This growth was generated by significant appliance recycling programs in Los Angeles and Ontario, Canada, in addition to other recycling programs in southern California, Wisconsin and Texas.

Year-to-Date 2008 Financial Results

Total revenues for the first six months of 2008 increased 31% to $55.7 million from $42.5 million in the comparable period of 2007. Operating income of $1.9 million increased 80% from $1.0 million during the same period last year. ARCA generated net income of $954 thousand or $0.21 per diluted share for the six months ended June 28, 2008 compared to $364 thousand or $0.08 per diluted share for the comparable period in 2007. This represented a 162% increase in earnings. Earnings for the six months ended June 28, 2008 included a tax provision of $180 thousand, mainly related to income generated from our Canadian operation, while no tax provision was recorded for the six months ended June 30, 2007.  The year-to-date earnings included non-cash stock compensation expense of $0.05 per diluted share. Year-to-date same-store sales of the fourteen ApplianceSmart factory outlets increased 3.7%.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “We are very encouraged by ARCA’s strong performance in this year’s second quarter. Unlike most appliance retailers, our ApplianceSmart operation is continuing to prosper despite ongoing weakness in the nation’s residential construction sector and historically high fuel prices. We believe this positive sales trend reflects the benefits of ApplianceSmart’s strong value proposition and strategic focus on the appliance replacement and home remodeling market. As a result, ApplianceSmart’s sales are not dependent upon new residential construction. Consistent with our plans for ApplianceSmart’s managed growth, we opened our sixth factory outlet in the Minneapolis/St. Paul market in the second quarter and plan to launch our third store in the San Antonio market in August. These new stores will bring the number of ApplianceSmart factory outlets to 17 nationally.”

He continued: “Our large refrigerator recycling programs with the Ontario Power Authority and the Los Angeles Department of Water and Power generated a substantial portion of the strong second quarter revenue growth of ARCA’s recycling operation. During the quarter, we entered into a room air conditioner recycling program with The United Illuminating Company of Connecticut. Though relatively small and scheduled for completion by the end of the third quarter, this statewide recycling program signals the continuation of heightening interest in ARCA’s appliance recycling capabilities, given the need of North American electric utilities and government agencies to conserve energy and reduce emissions of greenhouse gases. Reflecting this growing need, we are hopeful of winning additional recycling contracts.”

In July, ARCA entered into an agreement to become the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. In addition to marketing these systems to the recycling industry, ARCA intends to install a URT system at one of its higher volume appliance recycling facilities, where the system will treat entire refrigerators and separate the various metals, plastic and de-gassed polyurethane foam insulation into streams of fine and uniformly sized granules. By yielding a finer grade of steel, copper, aluminum and plastic, the URT system will enable ARCA to generate significantly greater revenues from the sales of these byproducts to scrap dealers and mills.

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of July 2008, ApplianceSmart was operating 16 factory outlets: six in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas, with a third store opening in early August.

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This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Appliance Recycling Centers of America, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

	Three months ended		Six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenues:
Retail	$21,171,000	$18,743,000	$40,133,000	$36,432,000
Recycling	7,289,000	3,353,000	13,233,000	5,247,000
Byproduct	1,398,000	486,000	2,298,000	835,000
Total revenues	29,858,000	22,582,000	55,664,000	42,514,000

Costs of revenue	20,173,000	14,607,000	37,999,000	27,973,000
Gross profit	9,685,000	7,975,000	17,665,000	14,541,000
Selling, general and administrative expenses	8,228,000	6,768,000	15,807,000	13,510,000
Operating income	1,457,000	1,207,000	1,858,000	1,031,000

Other income (expense):
Interest expense	(327,000)	(324,000)	(724,000)	(622,000)
Other expenses, net	—	(47,000)	—	(45,000)
Income before provision for income taxes	1,130,000	836,000	1,134,000	364,000
Provision for income taxes	293,000	—	180,000	—
Net income	$837,000	$836,000	$954,000	$364,000

Net income per share:
Basic	$0.18	$0.19	$0.21	$0.08
Diluted	$0.18	$0.19	$0.21	$0.08

Weighted average number of shares outstanding:
Basic	4,571,000	4,353,000	4,563,000	4,347,000
Diluted	4,632,000	4,426,000	4,627,000	4,402,000

Selected Consolidated Balance Sheet Data:

	June 28, 2007	December 29, 2007
	(Unaudited)
Cash and cash equivalents	$3,141,000	$2,777,000
Current assets	$27,344,000	$28,181,000
Total assets	$34,732,000	$35,532,000
Line of credit	$12,485,000	$13,585,000
Total liabilities	$26,108,000	$28,270,000
Total shareholders’ equity	$8,624,000	$7,262,000